Exhibit 99.1

Contact: Jane M. Elliott

770-829-8234

investor.relations@globalpay.com

Global Payments Board Approves Share Repurchase Program

ATLANTA, April 23, 2010 – Global Payments Inc. (NYSE: GPN) announced today that its board of directors approved a new $100 million share repurchase authorization of Global Payments’ stock.

Under this new program, Global Payments may repurchase shares in the open market or as otherwise may be determined by the company, subject to market conditions, business opportunities, and other factors. The company has no obligation to repurchase shares under this program and currently intends to use this authorization as a means of offsetting dilution from the issuance of shares under employee benefit plans.

This authorization has no expiration date and may be suspended or terminated at any time. Repurchased shares will be retired, but will be available for future issuance. In addition, the company has $13 million remaining under the authorization from its original share repurchase program initiated during fiscal 2007.

Paul R. Garcia, Chairman and CEO, said, “This repurchase program is consistent with our commitment to create value for our shareholders. Our balance sheet strength gives us the flexibility to continue to execute our growth strategies while we implement our share repurchase program.”

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies, and multi-national corporations located throughout the United States, Canada, Europe, and the Asia-Pacific region. Global Payments offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. Visit www.globalpaymentsinc.com for more information about the Company and its services.

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GPN Announces Share Repurchase Program

April 23, 2010

This announcement may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include currency risks, global economic conditions, and a decline in the value of the U.S. Dollar, all of which could negatively impact the strength of our balance sheet and hinder our ability to carry out the goals of the repurchase program, as well as other risks detailed in our SEC filings, including the most recently filed Form 10-Q or Form 10-K, as applicable. We undertake no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.